CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 7, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-83429 and 811-3726) of Dreyfus New York Tax Exempt Bond Fund, Inc.

/s/Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
September 23, 2005